Exhibit 10.23

[ Translated from Chinese]

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

Outsourcing Agreement

Party A: Guangdong Yingwang Industrial Investment Co., Ltd.

Contact person: He Ying

Contact number: * * *

Party B: Shenzhen Gongwuyuan Network Technology Co., Ltd.

Contact person: Xia Guoping

Contact number: * * *

Agreement No.: GWY-20230220-01

Signing time: 2023-2-20

Signing location: Dongguan

Party A and Party B have maintained a good cooperative relationship for a long time. In order to give full play to the advantages of both parties and achieve the goal of win-win results, Party A and Party B sign this cooperation agreement in accordance with the Contract Law of the People’s Republic of China and relevant laws and norms, and in line with the principle of “friendly consultation, sincere cooperation and common development”.

1. Cooperation matters

Party A outsources the production of wavelength division multiplexing optical devices to Party B. This agreement is a framework agreement for cooperation outsourcing between both parties. If there are supplementary clauses or reconciliation details during the actual business execution, a supplementary agreement or attachment signed and sealed by both parties in Confirmation can be used as the details of business execution!

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2. Processing price

1. Outsourcing price: Party A provides materials, and Party B is responsible for arranging personnel to make them. The specific materials provided shall be subject to actual demand. During the cooperation period, the settlement shall be based on the following unit price. If there are any additional outsourcing projects, both parties shall negotiate separately.

SN	Name	Specifications	Outsourcing price including tax	TAX RATE
1	Normal CWDM	Wavelength Division Multiplexer Insert Type 1 * 6	[*]	6%
2	Normal CWDM	Wavelength Division Multiplexer Insert Type 1 * 12	[*]	6%
3	Ordinary CCWDM	Wavelength Division Multiplexer Insert Type 1 * 6	[*]	6%
4	Ordinary CCWDM	Wavelength Division Multiplexer Insert Type 1 * 12	[*]	6%

2. Payment settlement:

Payment method: Pay cash within 30 days of the monthly settlement, check the account of the previous month before the 15th of each month, and send the invoice to Party A before the 20th. If the invoice is delayed, the payment will be postponed to the next month.

Account name: Shenzhen Gongwuyuan Network Technology Co., Ltd.

Account opening bank: * * *

Account number: * * *

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3. Contract requirements

1. Quality requirements:

Party B produces according to the quality standards, procurement standards and other materials provided by Party A. If there is any discrepancy with Party A’s requirements, it can only be changed after Confirmation with Party A.

2. Quality inspection:

Party A shall arrange QC personnel to check the products produced by Party B from time to time. If there is any quality problem, the production shall be suspended immediately, and the production shall continue until Party A’s Confirmation is correct. If the product damage is caused by Party A’s QC failure to detect the defect Party A shall be fully responsible for the loss.

3. Delivery date Confirmation:

Party A places an order to Party B in advance according to its own market and production demand. Party B Confirmation the terms of the order within 1 working day after receiving Party A’s order, and jointly Confirmation the delivery date with Party A. If there is no objection to the order or the delivery date is not replied within 1 working day, the default is that the order information is correct, and the delivery date shall be implemented according to the requirements of Party A.

4. Force majeure clause

If the contract cannot be fulfilled completely or partially due to natural disasters such as rain, rain, snow, flood and earthquake, turmoil, explosion, fire, government policies, orders, instructions or other acts of exercising administrative power, it shall be regarded as force majeure, and neither party shall be liable for breach of contract. However, if a force majeure event occurs after either party breaches the contract, the defaulting party may not claim exemption from liability based on the force majeure event.

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OTHER MATTERS

1. All disputes arising from this Agreement shall be settled by both parties through friendly consultation. If the problem cannot be resolved, a lawsuit may be brought to the people’s court where either party is located.

2. This agreement is made in duplicate, each party holds one original, and it will take effect after the legal representatives of both parties or their authorized representatives sign it and affix the official seal of the enterprise or the special seal of the contract. All altered parts of the contract will be invalid. Any modification, alteration or addition or subtraction to the terms of this agreement shall be negotiated by both parties.

3. Contract validity period: from March 1, 2024 to February 28, 2025.

4. During the validity period of this contract and within two years after the end of the validity period, Party A and Party B are obliged to keep confidential all relevant information, including but not limited to product price, sales plan, reward policy, customer list, financial information, technical secrets, etc. Without the written approval of Party A and Party B, Party A and Party B shall not disclose the terms of this agreement to a third party. Once verified, the leaking party shall bear the corresponding liability for compensation.

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Party A: (Seal)

Signature of Representative

Party B: (Seal)

Signature of the Representative:

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